                                                                   EXHIBIT 10(g)
                                                              As Amended 4/24/99

                          NORTHROP GRUMMAN CORPORATION
                       BOARD OF DIRECTORS RETIREMENT PLAN

                                   SECTION 1
                                  DEFINITIONS

1.01 "Annual Benefit Amount" means the amount as defined in Section 4.01 of this Plan.

1.02 "Annual Retainer Fee" means that fixed amount being paid to Directors exclusive of travel expenses, meeting fees, committee fees, or any other similar remuneration.

1.03 "Board of Directors" means the formally elected Board of Directors of Northrop Grumman Corporation.

1.04 "Debilitating Illness" means any physical or mental condition which renders an individual unable to carry on the normal duties of his active business career.

1.05  "Director"  means a member of the Board of Directors.

1.06  "Effective Date" means February 20, 1985.

1.07 "Outside Director" means a member of the Board of Directors who is not an employee on the regular payroll of the Company, as defined in the Retirement Plan of Northrop Grumman Corporation.

1.08 "Participant" means an individual who meets the eligibility requirements set forth in Section 2 of this Plan.

1.09 "Plan" means the Northrop Grumman Corporation Board of Directors Retirement Plan.

1.10 "Total Disability" means total disability as defined in the Northrop Corporation Long-Term Disability Plan.

1.11 "Surviving Spouse" means a person to whom the Participant was married and who meets the requirements set forth in Section 3.02 of this Plan.

1.12   "Change in Control" shall have the meaning set forth in
       Section 4.04.

                                   SECTION 2
                                POLICY STATEMENT


2.01 Effective January 1, 1991, it shall be the policy of the Company hat members of the Board of Directors shall be ineligible to stand for election to the Board of Directors if they will have attained age 70 by the date of the Company's Annual Meeting of Shareholders.

                                   SECTION 3
                            ELIGIBILITY REQUIREMENTS

3.01 Any current Outside Director, and any former Outside Director living on the Effective Date, who

      (a) completed at least five consecutive years of service on the Board of Directors as an Outside Director,

      (b) (i) is ineligible to stand for election to the Board of Directors by virtue of the fact that such person will have attained age 70 prior to the Annual Meeting of Shareholders; and (ii) has not completed at least five consecutive years of service on the Board of Directors as an Outside Director.

      (c) prior to completing at least five consecutive years of service on the Board of Directors as an Outside Director, retires from the Board of Directors as a result of Total Disability or a Debilitating Illness, shall be eligible to receive a benefit under this Plan.

3.02 The Surviving Spouse of a Participant, shall upon the demise of the Participant, be eligible to receive the Annual Benefit Amount as set forth in Section 4, provided:

      (a) the Surviving Spouse was legally married to the Participant for at least one year prior to the date the Participant retires from the Board of Directors or dies while serving in that capacity;

      (b) the Surviving Spouse outlived the deceased Participant by at least 30 calendar days;

      (c) there is no court order or property settlement that prevents the payment of the Annual Benefit Amount.

                                   SECTION 4
                                    BENEFIT

4.01  Amount of Benefit
      -----------------

      A Participant shall receive an Annual Benefit Amount under this Plan equal to the Annual Retainer Fee, or such lesser amount as is provided for under this Plan, being paid to active Directors. The Participant may designate that payment of the Annual Benefit Amount be made to any trust in which such Participant has an interest or which is maintained by or on behalf of such Participant. Payments may be made to such trust as long as (i) the designation by the Participant remains in effect and (ii) the Participant or, in the event of the demise of the Participant, the Surviving Spouse meets the eligibility requirements set forth in Section 3. The Annual Benefit Amount shall be determined as follows:

      (i) A Participant who either has served as a member of the Board of Directors for five consecutive years, or retires from the Board of Directors as a result of Total Disability or Debilitating Illness, prior to completing five consecutive years as a member of the Board of Directors shall be entitled to an Annual Benefit Amount equal to the Annual Retainer Fee.

      (ii) A participant who (i) is ineligible to stand for election by virtue of the fact that such Participant will have attained age 70 prior to the Annual Meeting of Shareholders for the current year, and (ii) has not completed five consecutive years as a member of the Board of Directors shall receive an Annual Benefit Amount equal to the product of (A) the amount the Director would be entitled to had such Director completed five consecutive years of service as an Outside Director multiplied by (B) a fraction, the numerator of which is the number of completed years of service (and completed months of service of the final year expressed as a fraction of the final year to the nearest quarter), and the denominator of which is five.

      (iii)  Notwithstanding anything herein to the contrary, individuals who
             (a) were Outside Directors on March 15, 1990; and (b) attain the age of 70 prior to completing five consecutive years of service as a member of the Board of Directors shall be entitled to an Annual Benefit Amount equal to the Annual Retainer Fee.

4.02      Payment of Benefit
          ------------------

          One-fourth of the Annual Benefit Amount will be paid quarterly, commencing with the later of:

          (a) the first day of the first month of the calendar quarter coincident with or next following the date of the eligible Participant's retirement or death, or

          (b) the 20th day after the date of the eligible Participant's retirement or death.

4.03      Duration of Benefits
          --------------------

          Annual Benefit Amount payments shall cease upon the payment made for the earlier of the following events, whichever is applicable.


          (a) For Participants who have completed as least five, but not more than nine, consecutive years of service, payments shall continue for a number of years equal to years of completed consecutive service and shall cease upon the payment for the last quarter preceding the anniversary of the Participant's date of retirement from the Board of Directors or demise.

          (b) For Participants who have completed ten or more consecutive years of service on the Board of Directors, payments shall continue until the last quarter preceding the tenth anniversary of the Participant's date of retirement from the Board of Directors or demise.

          (c) If the Participant dies and there is no Surviving Spouse, payments shall continue until the quarter following the quarter in which the death of the Participant occurs.

          (d) Payments to a Surviving Spouse shall cease in the quarter in which the death of the Surviving Spouse occurs.

4.04      Change of Control Vesting
          -------------------------

          In the event of a Change of Control, all Outside Directors serving on the Board of Directors at the time of the Change of Control shall be immediately vested and entitled to an Annual Benefit Amount for each year (or if less than one year, for each fraction of a year to the nearest quarter) of consecutive service. Actual payment of benefits will commence in accordance with Section 4.02 and continue in accordance with Section 4.03.

          (a)  Change of Control:  For purposes of this Plan, except as provided
               -----------------
               in (b) and (c), Change of Control herein shall be deemed to have occurred if any of the following events occur:

               (1) Any "person" as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor provisions, other than a trustee or other fiduciary holding securities under any other employee benefit plan of the Company or an Affiliate, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act or any successor provisions), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities (unless the event causing the fifteen percent (15%) threshold to be crossed is an acquisition of securities directly from the Company).

               (2) During any period of two consecutive years, "Continuing Directors," as described in (B), cease for any reason to constitute at least a majority of the Board.

                    (A) The period of two consecutive years does not include any period prior to the adoption of this Plan.

                    (B) The term "Continuing Directors," for purposes of this Section, means:

                         (i) individuals who at the beginning of the two-consecutive-year period constitute the Board, and

                         (ii) any new director whose nomination by the Board or
                              election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-consecutive-year period or whose election or nomination for election was previously so approved. This clause
                              (ii) does not include a director designated by a person who has entered into an agreement with the Company to effect a transaction described in (1) or (3) of this subsection (a).

               (3) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, but only if the transaction closes or is otherwise effectuated. This paragraph (3) does not cover a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

               (4) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company or all or substantially all of the Company's assets, but only if the transaction closes or is otherwise effectuated.

          (b)  Override by Board : Transactions described in the previous
               -----------------
               Section do not constitute Changes in Control if, immediately prior to the change in ownership, merger, consolidation, sale or other disposition, liquidation or change in the Board, the Board shall pass a resolution approved by a vote of the majority of the Continuing Directors to the effect that it has determined that such transaction does not constitute a Change of Control within the intention of this definition. In addition, if a Change of Control has occurred, no subsequent event shall result in another Change of Control.

          (c)  February 1998 Vote:  No Change of Control will be deemed to have
               ------------------
               occurred by virtue of the vote of shareholders on February 26, 1998 to merge with Lockheed Martin Corporation unless and until that merger closes.

          (d)  Limitation on Amendment Authority:  The Plan may not be amended,
               ---------------------------------
               terminated, or otherwise modified or interpreted to eliminate, reduce or defer Change of Control benefits with respect to the circumstances described in (a)(3) or (4), between the date of the shareholder vote and the closing or other effectuation of the transaction. This is not intended to reduce the Board's authority under (b).

                                   SECTION 5
                                 MISCELLANEOUS

5.01      Plan Amendment or Termination
          -----------------------------

          The Board may at any time, or from time, to time, amend or terminate the Plan.

          (a) No such amendment or termination may reduce Plan benefits which accrued prior to the amendment or termination without the prior written consent of each person entitled to receive benefits under the Plan who is adversely affected by such action.

          (b) The amendment and termination power of this Section is also subject to the provisions of Section 4.04(d).

5.02      Assignment of Benefits
          ----------------------

          A Participant in the Plan may not, either voluntarily or involuntarily, assign or encumber any benefits due under this Plan, nor may the same be subject to attachment or garnishment by any creditor's claim or to legal process.